Exhibit (a)(1)(I)

EMPLOYEE FAQs REGARDING THE GAMESTOP MERGER • PART 2

This document is a summary only. To the extent that the information provided herein relates to any Geeknet plan document and/or award agreement, the merger agreement between GameStop and Geeknet or certain tender offer materials, that other document will control over this summary FAQ, and this summary FAQ is qualified in its entirety by the provisions of those documents.

1.	If GameStop launched its tender offer to buy Geeknet’s shares on Monday, June 15th, then when why have I not been notified yet? When will I be notified of how to tender my shares?

GameStop initiated its offer to purchase Geeknet shares on Monday, June 15th.
If you hold shares through E*TRADE or another broker, dealer, bank, trust company or other nominee (each, a “broker” or collectively, “brokers”), then note that upon commencement of the tender offer, the transfer agent notifies the brokers, and the brokers in turn notify the underlying stockholders. You, as an underlying stockholder, should expect to receive an electronic notification within 3 - 5 business days. Or if you elected to receive physical delivery of notices, then your notification may take an additional 5 - 7 days.
If you have not received notification within a couple weeks, and you want to tender your shares, please contact your broker with whom your shares are held to take action.
If you are the holder of record, and you wish to tender all or any portion of your shares, then you must complete and sign the Letter of Transmittal, which will be included in the tender offer materials you receive, and mail, deliver or fax the properly completed and executed Letter of Transmittal and any other required documents to be received by Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the tender offer (“Depositary”). You must also either deliver the certificates for your shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer prior to the Expiration Date of the tender offer.

2.	Can I tender all of my shares, RSUs and/or options? How much will I be paid?

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Shares. If you hold (or will hold) Geeknet shares outright (e.g., from the prior exercise of options, vesting of RSUs or an ESPP purchase) prior to the expiration of the tender offer, you can elect to tender these shares. GameStop is offering to pay in cash $20.00 for each share, without interest and less any applicable taxes required to be withheld.

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Unvested RSUs. If you hold RSUs that have not yet vested, then you will not be able to tender these RSUs during the offering period. However, once the merger becomes effective (the “Effective Time”), each unvested RSU that you hold as of that date will automatically vest in full, and you will be entitled to receive $20.00 for each RSU, without interest and less any applicable taxes required to be withheld.

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Vested Options. If you hold vested options, you may exercise your options to receive shares that can then be tendered during the tender offer period. You will receive $20.00 per share, without interest and less any applicable taxes required to be withheld.

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Unexercised or Unvested Options. Each outstanding option (whether vested or unvested) that you hold immediately prior to the Effective Time will, automatically without any action on your part, be cancelled and terminated in exchange for a cash payment for the positive difference between $20.00 per share (which is the same per-share price that Geeknet stockholders will receive for their shares) minus the option exercise price, without interest and less any applicable taxes required to be withheld. If you hold “underwater” options where the exercise price is greater than or equal to $20.00, then at

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the Effective Time, those options will be cancelled and terminated without any cash or other payment being made in respect thereof.

3.	How much time do I have to tender my shares?

GameStop initiated its offer to purchase Geeknet shares on Monday, June 15th. By law, this offer is required to be open for 20 business days. So, the tender offer will expire at 11:59PM on Monday, July 13th (“Expiration Date”), unless extended in accordance with the merger agreement. However, if you hold shares through a broker, then such broker may have an earlier deadline to participate in the tender offer. If you wish to tender your shares, then you should contact your broker for more specific information.

4.	Once the tender offer expires, does this mean that the merger has occurred?

The Expiration Date of the tender offer is 11:59PM on Monday, July 13th. Assuming that at least a majority of the outstanding Geeknet shares are tendered by the Expiration Date, then we expect that the merger will become effective shortly after the Expiration Date.

5.
I’ve contributed money towards purchasing Geeknet shares under the ESPP on the next purchase date (August 31). Is the purchase still happening and if so, how will those shares be treated in connection with this merger?

The purchase under the ESPP pursuant to the current offer period is still happening, but the timing of the purchase date is changing. Under the merger agreement with GameStop, Geeknet is required to terminate the ESPP no later than the business day immediately preceding the closing date of the merger. Because the merger is expected to close prior to August 31st, we are changing the next purchase date so that it occurs in early- to mid-July before the termination of the ESPP in connection the closing of the merger. The contributions you have made will be credited toward the purchase of shares under the ESPP up to its termination date and any remaining funds will be refunded to you. For each share purchased under the ESPP, you will receive $20.00 in cash, without interest and less any applicable taxes required to be withheld.

6.	What happens to my shares if I did not tender them during the offer period?

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Shares. If the merger occurs, any shares you own that were not tendered will be entitled to receive the same offer price as those who tendered their shares in the offer. At the effective time of the merger, all remaining outstanding shares that were not tendered in the offer (other than (a) shares directly or indirectly owned by GameStop, Gadget Acquisition, Inc. (a wholly owned subsidiary of GameStop) or Geeknet (including shares held as treasury stock or otherwise) and (b) shares held by stockholders who validly exercise appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive an amount equal to $20.00 in cash, without interest and less any applicable taxes required to be withheld.

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Unvested RSUs. As mentioned above, at the effective time of the merger, all unvested RSUs that you hold as of that date will automatically vest in full, and you will be entitled to receive $20.00 for each RSU, without interest and less any applicable taxes required to be withheld.

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Options. Also as mentioned above, at the effective time of the merger, all in-the-money options that you hold will automatically be cancelled and terminated in exchange for a cash payment for the positive difference between $20.00 per share (which is the same per-share price that Geeknet stockholders will receive for their shares) minus the option exercise price, without interest and less any applicable taxes required to be withheld.

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7.	When will I receive payment for my shares, RSUs and/or options? Will I have to pay any fees or commissions?

Payments will be made as soon as reasonably practicable following the effective time of the merger and in no event later than five (5) business days after the closing date of the merger.
If you own your shares through a broker and your broker tenders your shares on your behalf, they may charge you a fee for doing so. As a company, Geeknet uses E*TRADE as its broker, so your employee shares, RSUs and/or options (unless you have sold or have transferred them) are held at E*TRADE. Note that E*TRADE charges various fees, including $30 to tender your shares and $20 to exercise RSUs or options. You should consult your broker to determine whether any charges will apply.

8.	How will the payments that I receive in connection with the merger be treated for U.S. tax purposes?

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Geeknet Shares Tendered. When you receive cash for any Geeknet shares that you tender in the tender offer, you will generally have a capital gain or capital loss (depending upon your basis in your Geeknet shares). Please consult the tender offer documents, which are publicly filed with the Securities and Exchange Commission and will be sent to you in the near future, for a more detailed explanation of the tax treatment of cash you will receive for the Geeknet shares that you tender in the tender offer.

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Options and RSUs. When you receive payment for your options and/or RSUs in connection with the merger, you will generally be taxed at ordinary income rates, and any such payment will be subject to applicable withholding. Any amounts required to be withheld under state, local, U.S. federal and/or non-U.S. tax law will be withheld from the payment.

•	ESPP. If you have acquired your shares through the ESPP, please consult your tax advisor relating to the tax consequences of the payments received in connection with the merger for such shares.

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The tax consequences of the tender offer or your receipt of payments for your Geeknet equity awards in connection with the merger are complex and fact-specific. You should consult with your own tax, legal and financial advisors for guidance.

9.	If I have any other questions or need more information about the tender offer, who can I ask?

You can always ask Jenny Gillespie, but you may also contact Georgeson, the information agent or BofA Merrill Lynch, the dealer manager for the tender offer. You can either call Georgeson at (888) 877-5360 (toll-free) or email them at GameStopOffer@georgeson.com. You can call BofA Merrill Lynch at (888) 803-9655 (toll-free).

Additional Information
This communication is for information purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of Geeknet's common stock. The solicitation and the offer to purchase shares of Geeknet's common stock is only being made pursuant to an offer to purchase and related materials that GameStop Corp. and Gadget Acquisition, Inc. filed with the Securities and Exchange Commission (the "SEC"). GameStop filed a Tender Offer Statement on Schedule TO with the SEC, and Geeknet filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. GEEKNET STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. The Tender Offer Statement and other SEC filings made by GameStop are made available without charge at the SEC's website at www.sec.gov and at the investor relations section of GameStop’s website at http://investor.GameStop.com. The Solicitation/

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Recommendation Statement and other SEC filings made by Geeknet are made available without charge at the SEC's website at www.sec.gov and at the investor relations section of Geeknet’s website at www.geek.net.
Forward-Looking Statements
This communication contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. Geeknet and GameStop intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. Various factors could adversely affect Geeknet’s and GameStop’s operations, business or financial results in the future and cause its actual results to differ materially from those contained in the forward-looking statements. The forward looking statements contained herein include assumptions about Geeknet’s and GameStop’s operations, and certain plans, activities or events which we expect will or may occur in the future. Risks and uncertainties related to the proposed transactions include, among others: (1) the ability to obtain requisite regulatory approvals required to complete proposed transactions, (2) the satisfaction of the conditions to the consummation of the proposed transactions, (3) the timing of the completion of the proposed transactions and (4) the potential impact of the announcement or consummation of the proposed transactions on Geeknet’s and GameStop’s relationships, including with employees, suppliers and customers. With respect to Geeknet, please also refer to those factors discussed in detail in the “Risk Factors” sections contained in Geeknet’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015 and in Geeknet’s subsequently filed Form 10-Q. With respect to GameStop, please also refer to those factors discussed in detail in the “Risk Factors” section contained in GameStop’s Annual Report on Form 10-K for the year ended January 31, 2015 filed with the SEC on March 30, 2015. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Neither Geeknet nor GameStop undertakes any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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